AMAG PHARMACEUTICALS ANNOUNCES FDA APPROVAL OF
MAKENA® (hydroxyprogesterone caproate injection) SUBCUTANEOUS AUTO-INJECTOR TO REDUCE THE RISK OF PRETERM BIRTH IN CERTAIN AT-RISK WOMEN

Marks Second FDA Approval for AMAG this Month;
Company to File NDA for Bremelanotide, A Novel Women’s Health Product, Later this Quarter

WALTHAM, Mass., February 14, 2018 - AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG) today announced that the U.S. Food and Drug Administration (FDA) approved the Makena® subcutaneous auto-injector drug-device combination product as a ready-to-administer treatment to reduce the risk of preterm birth in women pregnant with one baby and who spontaneously delivered one preterm baby in the past. The prefilled Makena auto-injector offers a new administration option for patients and providers and contains a shorter, thinner non-visible needle compared to the intramuscular (IM) Makena injection.

“We are proud to deliver on back-to-back FDA approvals of our next-generation programs for both Makena and Feraheme, and look forward to maximizing the impact that these innovative products can deliver for patients and providers,” said William Heiden, AMAG’s president and chief executive officer. “Today’s approval provides a significant opportunity for us to extend the Makena franchise in 2018 and beyond. We have been preparing for this approval for months and are poised to execute on our aggressive launch plans, leveraging deep relationships with providers and payers in the maternal health space to bring this important therapy to at-risk pregnant women.”

Makena was approved by the FDA in February 2011 and remains the first and only FDA-approved treatment option currently available for pregnant women who have had a prior spontaneous preterm birth. Makena revenues grew to nearly $400 million in 2017, and the company estimates that approximately half of all eligible patients are currently treated with Makena. While the product’s 7-year orphan drug exclusivity expired earlier this month, the company does not anticipate a generic version of the IM formulation of Makena to enter the market until mid-year. AMAG expects the subcutaneous auto-injector to be available in the second half of March, and the company will continue to offer the IM formulation of Makena in both single-dose and multi-dose vials. The auto-injector will be priced at parity with the IM formulation to help ensure timely and affordable access.

“About one in 10 babies in the U.S. are born prematurely. The consequences of preterm birth are a significant public health issue, and Makena has served an important medical need for appropriate at-risk pregnant mothers over the past several years,” said Sean Blackwell, M.D., Chair of the Department of Obstetrics, Gynecology, and Reproductive Sciences at the University of Texas Medical School and President of the Society for Maternal-Fetal Medicine (SMFM). “The Makena subcutaneous auto-injector offers healthcare providers an important alternative mode of delivery for patients at risk of recurrent preterm birth.”

“Our recent regulatory successes are important steps toward achieving AMAG’s growth strategy, which includes broadening the company’s focus on product development and bringing new therapies to market that address important unmet medical needs,” said Julie Krop, M.D., chief medical officer and executive vice president of clinical development and regulatory affairs at AMAG. “The introduction of our next-generation Makena auto-injector underscores our continued commitment to maternal and women’s health. This drug-device combination product, which features a smaller, non-visible needle, was designed to address some of the known barriers to treatment of recurrent preterm birth, including lack of patient acceptance and adherence.”

The majority of Makena IM prescriptions flow through the Makena Care Connection, which provides patient support and helps ensure timely and affordable access to Makena therapy. Makena Care Connection services will be extended to assist providers and patients with access to the new Makena auto-injector. These services include prescription support, financial assistance, connecting mothers to home healthcare services and an education and adherence program.

AMAG developed the Makena auto-injector with its device partner Antares Pharma, Inc. (NASDAQ:ATRS), which holds issued patents on the auto-injector device and drug-device combination, the last of which expires in 2034. AMAG also holds a U.S. patent directed to subcutaneous administration and dosing of the Makena auto-injector product which expires in 2036. AMAG will request Orange Book listing of the eligible AMAG and Antares patents.

Today's approval marks the second sNDA approval this month for AMAG. In addition, the company expects to file a new drug application (NDA) this quarter for a new chemical entity (bremelanotide) to treat hypoactive sexual desire disorder (HSDD), a common sexual health condition affecting an estimated 15 million American women. Later this month AMAG plans to report full-year 2017 financial results and provide a company update. The company anticipates providing an update to its financial revenue and earnings guidance on its first quarter earnings call in May.

About Makena® (hydroxyprogesterone caproate injection)
Makena is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.
Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.
In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).
Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea. The most common side effects reported with the Makena auto-injector use (and higher than with the Makena intramuscular injection) was injection site pain.
For additional product information, including full prescribing information, please visit www.makena.com.
About Bremelanotide
Bremelanotide, an investigational product, is thought to possess a novel mechanism of action, activating endogenous melanocortin pathways involved in sexual desire and response.
The Phase 3 studies for HSDD in pre-menopausal women consisted of two double-blind placebo-controlled, randomized parallel group studies comparing on desire use of 1.75 mg of bremelanotide versus placebo, in each case, delivered via a subcutaneous auto-injector. Each trial consisted of more than 600 patients randomized in a 1:1 ratio to either the treatment arm or placebo with a 24 week evaluation period. In both clinical trials, bremelanotide met the pre-specified co-primary efficacy endpoints of median improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments.
Women in the trials had the option, after completion of the trial, to continue in an ongoing open-label safety extension study for an additional 52 weeks. Nearly 80% of patients who completed the randomized portion of the study elected to remain in the open-label portion of the study, and all of these patients will continue to receive bremelanotide.

In both Phase 2 and Phase 3 clinical trials, the most frequent adverse events were nausea, flushing, and headache, which were generally mild-to-moderate in severity.
About AMAG
AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our currently marketed products support the health of patients in the areas of maternal and women’s health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, AMAG’s expectations about the impact of recent approvals for Makena and Feraheme next generation programs; AMAG’s expectations regarding the launch timing for the Makena subcutaneous auto-injector and AMAG’s ability to execute on aggressive launch plans for the auto-injector and bring the therapy to at-risk pregnant women; AMAG’s plans and expected impact regarding leveraging provider and payer relationships; estimates regarding the Makena patient population; beliefs about the auto-injector’s ability to extend the Makena franchise in 2018 and beyond; AMAG’s expectations about the pricing of the auto-injector compared to the IM formulation; beliefs about barriers to treatment for recurrent preterm birth and the ability of the Makena auto-injector to address those barriers; AMAG’s beliefs that an authorized generic to the Makena intramuscular product will not enter the market until the middle of 2018; AMAG’s ability to grow its business and bring new therapies to market that address important unmet medical needs; AMAG’s expectations regarding the submission of a new drug application for bremelanotide in March 2018 and whether the product will be novel and beliefs about the market opportunity for bremelanotide; AMAG’s belief that the Makena Care Connection helps ensure timely access to Makena; the ability to list eligible AMAG and Antares patents for the Makena auto-injector in the Orange Book; statements about AMAG’s plans to update its financial revenue and earnings guidance and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and subsequent filings with the SEC, as well as AMAG’s upcoming Annual Report on Form 10-K for the year ended

December 31, 2017. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals,® Feraheme® and Makena Care Connection® are registered trademarks of AMAG Pharmaceuticals, Inc. CBR® is a registered trademark of Cbr Systems, Inc.

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